UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 8, 2022

Pennsylvania Real Estate Investment Trust

(Exact Name of Registrant as Specified in its Charter)

Pennsylvania	001-6300	23-6216339
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

One Commerce Square 2005 Market Street, Suite 1000 Philadelphia, Pennsylvania	19103
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (215) 875-0700

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Shares of Beneficial Interest, par value $1.00 per share	PEI	New York Stock Exchange
Series B Preferred Shares, par value $0.01 per share	PEIPrB	New York Stock Exchange
Series C Preferred Shares, par value $0.01 per share	PEIPrC	New York Stock Exchange
Series D Preferred Shares, par value $0.01 per share	PEIPrD	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01.	Other Events.

On July 8, 2022, Pennsylvania Real Estate Investment Trust (the “Trust”) issued a press release urging eligible shareholders to vote in the upcoming election of Trustees by the holders of the Trust’s outstanding preferred shares and addressing Cygnus Capital’s statement. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit Number	Description

99.1	Press Release dated July 8, 2022

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PENNSYLVANIA REAL ESTATE INVESTMENT TRUST

Date: July 8, 2022	By:	/s/ Lisa M. Most
Lisa M. Most
Executive Vice President, Secretary and General Counsel

Exhibit 99.1

PREIT Urges Preferred Shareholders to Cast their Votes for Preferred Share Trustee Nominees Prior to August 2, 2022, and Addresses the Cygnus Capital Statement Issued July 7, 2022

PHILADELPHIA, July 8, 2022 – PREIT (NYSE: PEI), today issued the following statement:

The Company and its proxy solicitor continue to make efforts to achieve a quorum for the Preferred Share Trustee nominees prior to August 2, 2022 and again urge eligible Preferred Shareholders to vote. Eligible shareholders may cast their vote by contacting Alliance Advisors at 1-866-407-1960 between the hours of 9:00am and 10:00pm Eastern time, Monday through Friday and Saturday and Sunday from 10:00am to 6:00pm, as noted in soliciting materials furnished to the SEC.

PREIT recognizes and has lived up to its obligations to permit and enable the Preferred Shareholders to elect two Trustees to its Board. The Company welcomes and values the opinions of all shareholders and is open to input that may help advance the goal of enhancing shareholder value. Accordingly, the Company endorsed the Preferred Shareholder nominees in a press release issued on March 28, 2022, linked here.

The Company has remained engaged and in contact with Cygnus Capital and Mr. Hart throughout the election process. The Company has complied with its obligations with respect to election of the Preferred Shareholder Trustee nominees by including the nominees in its proxy statement, engaging a proxy solicitor to achieve a quorum to vote for the Preferred Shareholder Trustee nominees and incurring additional expenses for a subsequent mailing, solicitation calls, emails and automated phone calls. PREIT has filed all of these solicitation efforts with the SEC, further encouraging voting activity.

With respect to Cygnus’ assertion that a quorum (i.e.. a majority of the Preferred Shares) was achieved at the annual meeting of shareholders on June 2, 2022, the Company respectfully, but strongly, disagrees. As a Pennsylvania Business Trust, the Company is governed by its Trust Agreement and Bylaws, which require a quorum of a majority of the outstanding Preferred Shareholders, voting together as a single class, in order to properly hold the election. Unfortunately, a quorum of Preferred Shareholders was not achieved by the time of the annual meeting. Accordingly, the meeting was adjourned until August 2, 2022 at 11:00am Eastern time to afford additional time to obtain a quorum of Preferred Shareholders.

Regarding the Company’s upcoming debt maturities:

•	The Company has repeatedly conveyed that it expects to be in a position to meet the covenant requirements to extend its credit facility that has an initial expiration in December 2022.

•	The Company has remained in compliance with all credit facility covenants during the term of the agreement.

•	The Company is working on resolution of its Fashion District obligations.

Additionally, the Company has prioritized initiatives to raise capital to reduce debt obligations and defray interest expenses. Accordingly, the Company recently announced that it had sold three assets and had used year-to-date asset sale proceeds and excess cash from operations used to reduce debt by $82 million. The Company also has sale agreements executed for another $56 million and additional transactions in the pipeline for execution.

The Board and management team are committed to enhancing value for shareholders and are committed to engaging with stakeholders and executing on key strategic initiatives.

About PREIT

PREIT (NYSE:PEI) is a publicly traded real estate investment trust that owns and manages innovative properties developed to be thoughtful, community-centric hubs. PREIT’s robust portfolio of carefully curated, ever-evolving properties generates success for its tenants and meaningful impact for the communities it serves by keenly focusing on five core areas of established and emerging opportunity: multi-family & hotel, health & tech, retail, essentials & grocery and experiential. Located primarily in densely-populated regions, PREIT is a top operator of high quality, purposeful places that serve as one-stop destinations for customers to shop, dine, play and stay. Additional information is available at www.preit.com or on Twitter, Instagram or LinkedIn.

Forward Looking Statements

This press release contains certain forward-looking statements that can be identified by the use of words such as “anticipate,” “believe,” “estimate,” “expect,” “project,” “intend,” “may” or similar expressions. Forward-looking statements relate to expectations, beliefs, projections, future plans, strategies, anticipated events, trends and other matters that are not historical facts. These forward-looking statements reflect our current expectations and assumptions regarding our business, the economy and other future events and conditions and are based on currently available financial, economic and competitive data and our current business plans. Actual results could vary materially depending on risks, uncertainties and changes in circumstances that may affect our operations, markets, services, prices and other factors as discussed in the Risk Factors section of our other filings with the Securities and Exchange Commission. While we believe our assumptions are reasonable, we caution you against relying on any forward-looking statements as it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the effectiveness of our financial restructuring and any additional strategies that we may employ to address our liquidity and capital resources in the future; our ability to achieve forecasted revenue and pro forma leverage ratio and generate free cash flow to further reduce indebtedness; the COVID-19 global pandemic and the public health and governmental response, which have created periods of significant economic disruption and also have and may continue to exacerbate many of the risks listed herein; changes in the retail and real estate industries, including bankruptcies, consolidation and store closings, particularly among anchor tenants; changes in economic conditions, including unemployment rates and its effects on consumer confidence and spending, supply chain challenges, the current inflationary environment, and the corresponding effects on tenant business performance, prospects, solvency and leasing decisions; our inability to collect rent due to the bankruptcy or insolvency of tenants or otherwise; our ability to maintain and increase property occupancy, sales and rental rates; increases in operating costs that cannot be passed on to tenants, which may be exacerbated in the current inflationary environment; the effects of online shopping and other uses of technology on our retail tenants; risks related to our development and redevelopment activities, including delays, cost overruns and our inability to reach projected occupancy or rental rates; social unrest and acts of vandalism or violence at malls, including our properties, or at other similar spaces, and the potential effect on traffic and sales; our ability to sell properties that we seek to dispose of, which may be delayed by, among other things, the failure to obtain zoning, occupancy and other governmental approvals and permits or, to the extent required, approvals of other third parties; potential losses on impairment of certain long-lived assets, such as real estate, including losses that we might be required to record in connection with any disposition of assets; our substantial debt and our ability to remain in compliance with our financial covenants under our debt facilities; our ability to raise capital, including through sales of properties or interests in properties, subject to the terms of our credit agreements; and potential dilution from any capital raising transactions or other equity issuances.

Additional factors that might cause future events, achievements or results to differ materially from those expressed or implied by our forward-looking statements include those discussed herein, and in the sections entitled “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2021. We do not intend to update or revise any forward-looking statements to reflect new information, future events or otherwise.

Important Information

This material may be deemed solicitation in respect of the Annual Meeting to be reconvened to consider and vote on the Preferred Trustee Election Proposal and held on August 2, 2022 at 11:00 a.m. Eastern Time. In connection with the Annual Meeting, PREIT filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement on April 22, 2022. BEFORE MAKING ANY VOTING DECISION, SHAREHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT, ANY SUPPLEMENTS THERETO AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, BECAUSE THEY CONTAIN IMPORTANT INFORMATION. A notice of internet availability of proxy materials containing instructions on how to access the definitive proxy statement was mailed to shareholders entitled to vote at the Annual Meeting. No changes have been made in the Preferred Trustee Election Proposal to be voted on by holders of PREIT’s outstanding preferred shares at the Annual Meeting. PREIT’s definitive proxy statement and other documents filed by PREIT may be obtained free of charge from the SEC’s website, www.sec.gov. PREIT’s shareholders may also obtain, without charge, a copy of the definitive proxy statement and other relevant filed documents by directing a request by mail to PREIT, One Commerce Square, 2005 Market Street, Suite 1000, Philadelphia, Pennsylvania 19103, or from the Company’s website, https:// www.preit.com.

Contact:

Heather Crowell

heather@gregoryfca.com

preit@gregoryfca.com